EXHIBIT 99.1

5995 Plaza Dr. Cypress, California 90630

Contact:	Suzanne Shirley Investor Relations (714) 226-3470	Tyler Mason Media Relations (714) 226-3530

FOR IMMEDIATE RELEASE

PACIFICARE REAFFIRMS GUIDANCE FOR 2004 AND PROVIDES NEW
GUIDANCE ON 2005 MEDICARE + CHOICE RATE INCREASES

     CYPRESS, Calif., June 10, 2004 – In conjunction with its 11th annual investor conference being held Friday, June 11, PacifiCare Health Systems, Inc. (NYSE: PHS), is reaffirming the company’s previously disclosed earnings per share guidance of $3.07 to $3.17 for the full year 2004.

     In addition, the company is providing new guidance for its Medicare + Choice business in 2005. The company estimates that the average monthly premium it will receive from the Centers for Medicare and Medicaid Services for its Medicare + Choice members will increase by approximately 6 to 6.5% in 2005 compared with 2004.

     The company previously established net income guidance for 2005 of $350 to $360 million. Additional guidance on earnings and other key metrics previously disclosed by the company can be found on www.pacificare.com, in the investor relations section under the heading “press releases.”

     The statements in this news release concerning earnings guidance for 2004 and 2005 and Medicare+ Choice rate increases in 2005 are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Information on factors, risks and uncertainties that could potentially affect the company’s financial results may be found in documents filed with the Securities and Exchange Commission.

     PacifiCare Health Systems is one of the nation’s largest consumer health organizations with more than 3 million health plan members and approximately 9 million specialty plan members nationwide. PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Currently, more than 99 percent of PacifiCare’s commercial health plan members are enrolled in plans that have received Excellent Accreditation by the National Committee for Quality Assurance (NCQA). PacifiCare’s specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions.

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